                                                                     EXHIBIT 4.1


THESE SECURITIES (INCLUDING ANY UNDERLYING SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.



                        PROMISSORY NOTE & LOAN AGREEMENT

                                     (MELBY)

$5,000,000                                                           May 6, 2001

                                                             Scottsdale, Arizona

      1. LOAN; ADVANCEMENT OF FUNDS. Subject to receipt of the funds to be advanced to it hereunder, SAF-T-HAMMER CORPORATION, a Nevada corporation (the "Company"), hereby promises to pay to the order of COLTON MELBY, at his offices located at the address listed below ("Registered Holder"), or at such other place as he shall designate to the Company in writing, in lawful money of the United States of America, the principal amount of Five Million Dollars ($5,000,000) and to pay interest (computed on the basis of a 365-day year and the actual number of days elapsed) on the unpaid principal amount hereof at the Interest Rate (as defined below). The Company promises to pay the said principal sum and interest in accordance with the terms of this Note (the "Note"). The Registered Holder agrees to advance to the Company Five Million Dollars ($5,000,000) (the "Funds") on May 7, 2001, which advance shall be made via wire transfer to Skadden, Arps, Slate, Meagher & Flom LLP accompanied solely by that certain instruction attached hereto as Exhibit "D." The date of receipt by the Company or pursuant to its direction of the Funds shall be the "Advancement Date."

      2. ISSUANCE OF NOTE. This Note, the Warrant and the related documents have been issued by the Company pursuant to the authorization of the Board of Directors of the Company. The Note, together with any notes from time to time issued in replacement thereof, whether pursuant to transfer and assignment or otherwise, are collectively referred to herein as the "Note."

      3. PAYMENT. Interest shall accrue and be computed at the rate of twelve percent (12%) per annum (the "Interest Rate") on the outstanding principal balance

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of this Note for the period from the Advancement Date until the date of such principal is fully repaid (the "Repayment Date"). Unless earlier repaid, on May 15, 2002 (the "Termination Date"), the Company shall pay the Registered Holder all unpaid principal and interest on this Note. The Company may prepay this Note, in whole or in part, at any time. On the later of five business days after the consummation of the SW Transaction (as defined below) or May 15, 2001, the Company shall prepay to the Registered Holder $600,000 (the "Interest Prepayment"), which shall be deemed to be a prepayment of interest for the first year. In the event that all or any portion of the principal balance of the Note is prepaid prior to the first anniversary of the Advancement Date, any overage between the Interest Prepayment and the Actual Interest Amount (as defined below) shall be credited as a repayment of principal on the Repayment Date. "Actual Interest Amount" shall mean the amount of interest computed at the Interest Rate on the outstanding balance of the Note, from time to time, for the period from the Advancement Date through the Repayment Date. The "Repayment Date" shall mean the date the outstanding balance of this Note is fully repaid. The Interest Rate shall automatically increase to fifteen percent (15%) per annum without notice or act by any party upon an Event of Default (as defined below).

      4. SW TRANSACTION. The Company agrees to use the Funds solely for the consummation of its acquisition of Smith & Wesson Corp. (the "SW Transaction"). In the event the SW Transaction has not been consummated within five (5) business days of the Advancement Date, then the Registered Holder may terminate and rescind the transactions contemplated hereby by written notice to the Company ("Rescission Request"). Upon receipt of a Rescission Request, the Company shall repay the Funds to the Registered Holder together with accrued interest. Notwithstanding any other provision of this Note to the contrary, in the event the Registered Holder exercises his right to make the Rescission Request, then the Company's sole obligation to the Registered Holder shall be to repay the Funds along with the accrued interest as set forth in this paragraph 4 and the remainder of the transactions contemplated hereby shall be void and of no further force or effect.

      5. SECURITY; WARRANT; REGISTRATION RIGHTS AGREEMENT. Concurrently with the closing of the SW Transaction, this Note will be secured pursuant to the terms of the Stock Pledge Agreement between the Registered Holder and the Company, substantially in the form attached hereto as Exhibit "B" (the "Stock Pledge Agreement"). The Company shall execute and deliver to the Registered Holder the Stock Pledge Agreement concurrently with the closing of the SW Transaction. The collateral pursuant to the Stock Pledge Agreement shall be referred to as the "Collateral". Concurrently with the advancement of the Funds, the Company will issue to the Registered Holder a Common Stock Purchase Warrant

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(the "Warrant") to purchase Seven Million Ninety-four Thousand Five Hundred
(7,094,500) shares of common stock of the Company, par value $0.001 ("Shares"), which shall be substantially in the form attached hereto as Exhibit "A." Concurrently with the advancement of the Funds, the Company and the Registered Holder shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit "C" (the "Registration Rights Agreement"). In the event the Registered Holder makes the Rescission Request, each of the Warrant and Registration Rights Agreement shall immediately terminate and, without action by any party, be of no further force or effect. As a condition precedent to the Rescission Request, the Registered Holder shall deliver the Warrant and Registration Rights Agreement to the Company for cancellation.

            6. REPRESENTATIONS AND COVENANTS OF THE COMPANY. The Company represents, warrants and covenants the following:

            (a) As of the date of this Note, the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and the Company has all requisite corporate power and authority to carry on its business as presently conducted, and to carry out the transactions contemplated in this Note and the other agreements contemplated herein. The Company has duly authorized and executed this Note and the Warrant, and shall duly authorize and execute any related documents required to be delivered by the Company hereafter.

            (b) As of the date of this Note, the authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which 17,006,163 shares are issued and outstanding on the date of this Note, and no shares of preferred stock. Such issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable. As of the date of this Note, 11,550,000 shares of Common Stock have been reserved for issuance pursuant to outstanding warrants or other rights to purchase shares of Common Stock issued by the Company.

            (c) The Company shall not make any material change in the business of the Company or Smith & Wesson Corp. (the "Subsidiary") nor any change in the principal place of business of the Company or the Subsidiary.

            (d) Except for any security interests held by the Registered Holder, the Company has or will have as of the consummation of the SW Transaction, fee simple title to the Collateral free from any lien, security interest, encumbrance or claim ("Lien").

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            (e) The Company will, at the Company's expense, keep the Collateral free from any other Liens and defend and hold the Registered Holder harmless from any action which may adversely affect the Registered Holder's security interest or the Company's title to the Collateral.

            (f) The Company will execute and/or deliver to the Registered Holder all documents the Registered Holder reasonably considers necessary or convenient to perfect and maintain Registered Holder's security interest in the Collateral and its proceeds, including, but not limited to, uniform commercial code financing statements. The Registered Holder may file or record in the appropriate public offices in all jurisdictions in which the Collateral may be located and all such documents required or permitted by law to be filed or recorded.

            (g) Without the prior written consent of Colton Melby, until the repayment in full of all amounts due under this Note, the Company agrees that:


                  (i) it shall, and shall cause the Subsidiary and its subsidiaries (the "SW Group") to operate only in the ordinary course of business and consistent with past practice;

                  (ii) the Company shall not cause it or any member of the SW Group to, nor permit the Company or any member of the SW Group to, loan or otherwise transfer any cash or other assets out of the SW Group to the Company or to any Affiliate (as defined in the Stock Purchase Agreement between the Company and Tomkins Corporation to be executed in connection with the SW Transaction (the "SW SPA")) of the Company; provided, that dividends payable by the Subsidiary to the Company in an amount not in excess of $600,000 in the first twelve (12) month period following the closing of the SW Transaction and not in excess of $1,800,000 per annum thereafter, may be paid subject to applicable law, and this Section 7(g) shall not prohibit any other transactions which are expressly permitted under other provisions of this Note; and

                  (iii) the Company shall not cause any member of the SW Group to, nor permit any member of the SW Group to pay any employee, officer or director of the Company or any member of the SW Group a salary, bonus or other compensation that is not a reasonable salary, bonus, stock options or other stock rights or other compensation.

            (h) Without the prior written consent of Colton Melby, until the repayment in full of all amounts due under this Note, the Company agrees that the Company shall not cause any member of the SW Group to, nor permit any member of the SW Group to, directly or indirectly, declare, order, pay any sum for, or make, any Restricted Payment (as defined in the SW SPA).

            (i) Without the prior written consent of Colton Melby, the Company agrees that, until repayment of this Note:

                  (i) the Company shall not cause itself or any member the SW Group to, nor permit itself or any member of the SW Group to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect, to any Indebtedness (as defined in the SW SPA), except for this Note, obligations related to the consummation of the SW Transaction, obligations of the Company and the SW Group existing as of the closing of the SW Transaction and Permitted Indebtedness ("Permitted Indebtedness" means Indebtedness incurred in the ordinary course of business (which ordinary course may include the leasing of equipment for the business conducted in the ordinary course by the Company and the SW Group) of the Company and the SW Group in connection with the purchase, acquisition or lease of equipment for use in the business of the Company and the SW Group, the purchase or acquisition of inventory or the manufacture of products or delivery of services.); and

                  (ii) the Company shall not cause the Company or any member of the SW Group to, nor permit the Company or any member of the SW Group to make any payment or prepayment of principal of, pay any premium, if any, or interest on, or pay any redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness other than Indebtedness permitted by Section 6(i)(i).

            (j) Without the prior written consent of Colton Melby, the Company agrees that the Company shall not cause itself or the SW Group, nor permit itself or any member of the SW Group to:

                  (i) enter into any transaction of merger or consolidation, convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, or grant a Lien over, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible, intangible or contingent, whether now owned or hereafter acquired until the Note has been repaid;

                  (ii) liquidate, wind-up or dissolve itself, or suffer any liquidation or dissolution of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible, intangible or contingent, whether now owned or hereafter acquired, until the Note has been repaid; and

                  (iii) acquire by purchase, or otherwise, the property or fixed assets of, the business of, or stock or other evidence of beneficial ownership of, any Person (as defined in the SW SPA) or any division or line of business or other business unit of any Person until the Note has been repaid.

            (k) Without the prior written consent of Colton Melby, until the repayment in full of all amounts due under the Note, the Company agrees that it shall not cause the Company or any member of the SW Group to, nor permit the Company or any member of the SW Group to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of capital stock of the Company or the SW Group or with any Affiliate of the Company, or of any such holder (each, a "Restricted Party") except for Permitted Affiliate Transactions. "Permitted Affiliate Transactions" shall mean (i) "arms-length" transactions between the Company and the Subsidiary which in the aggregate do not exceed $500,000 and (ii) other "arms-length" transactions between the Company or any member of the SW Group, on the one hand, and each Restricted Party, on the other, where the aggregate amount of all transactions between any two such parties does not exceed $50,000.

       (l) The Company will pay before delinquency all taxes, governmental charges, assessments or liens now or hereafter imposed on the Collateral;


            (m) The Company shall deliver to the Registered Holder with respect to the Company and the Subsidiary:

                  (i) as soon as practicable, but in any event within ninety
(90) days after the end of each fiscal year of the Company and the Subsidiary, an income statement for such fiscal year, a balance sheet and statement of shareholder's equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by Stonefield Josephson or independent public accountants of nationally recognized standing;

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                  (ii) as soon as practicable, but in any event within
forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company and the Subsidiary, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter.

                  (iii) within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for the Company and the Subsidiary for and as of the end of such month, in reasonable detail;

                  (iv) with respect to the financial statements called for in subsections (ii) and (iii) of this Section, an instrument executed by the Chief Financial Officer or President of the Company or the Subsidiary certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and the Subsidiary and their results of operation for the period specified, subject to year-end audit adjustment; and

                  (v) such other information relating to the financial condition, business, prospects or corporate affairs of the Company and the Subsidiary as the Registered Holder may from time to time reasonably request.

            7. NEGATIVE COVENANTS OF THE COMPANY. The Company shall not, nor shall it cause the Subsidiary or any member of the SW Group, without the prior written consent of Colton Melby to:

            (a)   Sell, lease or transfer any portion of the Collateral;

            (b)   Guaranty the Indebtedness of any third party;

            (c)   Make any capital expenditure in excess of $500,000;

            8. PREEMPTIVE RIGHTS. Subject to the terms and conditions specified in this Section 8, the Company hereby grants to the Registered Holder a preemptive right with respect to future sales by the Company of its New Shares (as hereinafter defined). For purposes of exercising the rights to acquire New Shares granted under this Section 8 only, the Registered Holder includes any affiliates of the Registered Holder. The Registered Holder shall be entitled to apportion the right of first offer hereby granted it among itself and its affiliates in such proportions as it deems appropriate. Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock ("New Shares"), the Company shall first make an offering of such New Shares to the Registered Holder in accordance with the following provisions:

            (a) The Company shall deliver a notice ("NOTICE") to the Registered Holder stating (A) its bona fide intention to offer such New Shares, (B) the number of such New Shares to be offered, and (C) the price and terms upon which it proposes to offer such New Shares.

            (b) By written notification received by the Company, within twenty
(20) calendar days after receipt of the Notice, the Registered Holder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such New Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon exercise of any rights to purchase Common Stock of the Company then held, by the Registered Holder bears to the total number of shares of Common Stock of the Company.

            (c) If all New Shares that the Registered Holder is entitled to obtain pursuant to Section 8(b) are not elected to be obtained as provided in
Section 8(b) hereof, the Company may, during the one hundred twenty day (120) period following the expiration of the period provided in Section 8(c) hereof, offer the remaining unsubscribed portion of such New Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the New Shares within such period, or if such agreement is not consummated within one hundred twenty (120) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Shares shall not be offered unless first reoffered to the Registered Holder in accordance herewith.

The right of first offer in this Section 8 shall not be applicable to the issuance or sale of shares of Common Stock (or options therefor) to employees, directors and consultants for the primary purpose of soliciting or retaining their services pursuant to Board-approved stock purchase or stock option plans, including options granted prior to the date of this Note. This Section 8 shall survive the repayment of the Note for a period of six (6) years.

      9. EVENTS OF DEFAULT. The following shall each constitute an "Event of Default" by the Company under this Note:

      (a) default in the due and punctual payment of interest upon or principal of the Note as and when the same becomes due and payable either at maturity or otherwise; or

      (b) with respect to any other covenant or agreement contained in the Note, failure on the part of the Company to duly observe or perform covenants or agreements; which failure then remains uncured for a period of fifteen (15) days after notice from the party claiming the default; or

      (c) a decree or order by a court having jurisdiction has been entered adjudging the Company as bankrupt or insolvent, or approving a petition seeking reorganization of the Company under any applicable bankruptcy law and such decree or order has continued undischarged or unstayed for a period of sixty
(60) days; or a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or of all or substantially all of its property, or for the winding-up or liquidation of its affairs, has been entered, and has remained in force undischarged or unstayed for a period of thirty (30) days; or

      (d) the Company institutes proceedings to be adjudicated a voluntary bankrupt, or consents to the filing of a bankruptcy proceeding against it, or files a petition or answer or consent seeking reorganization under applicable law, or consents to the filing of any such petition or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of all or substantially all of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; or if the Company shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any significant part of its property which is not released, stayed, bonded or vacated within sixty (60) days after its issue or levy; or if the Company takes corporate action in furtherance of any of the aforesaid purposes or conditions; or

      (e) any declared default of the Company or the Subsidiary under any Indebtedness that gives the holder the right to accelerate such Indebtedness, which Indebtedness is not cured within fifteen (15) days after any applicable grace or cure periods and which is in excess of $200,000; or

      (f) any material adverse change in the business, operations, assets, liabilities or financial condition of the Company or the Subsidiary which is not cured within fifteen (15) days after the Registered Holder has provided the Company with written notice thereof; or

       (g) the adoption of any plan of liquidation, dissolution or winding up of the Company or the Subsidiary, or the involuntary occurrence thereof; or

       (h) a Change of Control as defined in the SW SPA.

Unless the principal of the Note has already become due and payable, upon an Event of Default, unless such Event of Default has already been remedied, the Registered Holder by notice in writing to the Company, may declare the principal of the Note then outstanding and the interest accrued thereof, if not already due and payable and if not already paid, to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable.

      10. TRANSFERABILITY. This Note is not transferable, in whole or in part without the prior written consent of the Company (in its reasonable discretion), except that the Registered Holder may, upon thirty (30) days prior written notice to the Company but without the prior written consent of the Company, assign all but not less than all of this Note to (a) an entity as to which the Registered Holder is the beneficial owner of a least a majority of the equity therein and the Registered Holder has voting control thereover, (b) a member of the Registered Holder's family or a trust for the benefit of the Registered Holder or (c) a successor by inheritance or intestate succession (each, a "Permitted Transferee").

      11. REMEDIES CUMULATIVE. The rights, powers and remedies given to the payee under this Note shall be in addition to all rights, powers and remedies given to it by virtue of any document or instrument executed in connection herewith, or any statute or rule of law.

      12. NON-WAIVER. Any forbearance, failure or delay by the payee in exercising any right, power or remedy under this Note, any documents or instruments executed in connection therewith or otherwise available to the payee shall not be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise thereof.

      13. MODIFICATIONS AND WAIVERS. No modification or waiver of any provision of this Note or any documents or instruments executed in connection therewith is effective unless it is in writing and signed by the payee, and any such modification or waiver shall apply only in the specific instance for which given.

      14. ATTORNEY'S FEES. If this Note shall not be paid when due and shall be placed by the Registered Holder hereof in the hands of an attorney for collection, through legal proceedings or otherwise, or in the event the Registered Holder fails to perform as required hereby and an action is brought by the non-breaching party with respect thereto, the breaching party shall pay attorney's fees to the non-breaching party hereof, together with reasonable costs and expenses of collection or enforcement incurred in connection with any such action.

       15. ENFORCEMENT; SPECIFIC PERFORMANCE.

      (a) In case any one or more Events of Default of the Company or in the event of a breach or default by the Registered Holder hereunder shall occur and be continuing, in addition to the Registered Holder's rights and remedies under the Pledge Agreement, the non-breaching party may proceed to protect and enforce the rights of such non-breaching party by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law.

      (b) The parties hereto expressly agree that they may not have adequate remedies at law if the parties do not perform their obligations under this Note. Upon a breach of the terms or covenants of this Note by either party, the other party shall, each in addition to all other remedies, be entitled to obtain injunctive relief, and an order for specific performance of the obligations hereunder.

      16. CHOICE OF LAW. This Note and the rights and obligations of the parties hereto, shall be governed, construed and interpreted according to the laws of the State of Washington. The Company agrees that any final judgment after exhaustion of all appeals or the expiration of time to appeal in any such action or proceeding shall be conclusive and binding, and may be enforced in any federal or state court in the United States by suit on the judgment or in any other manner provided by law. Nothing contained in this Note shall affect or limit the right of the Registered Holder to serve any process or notice or motion or other application in any other manner permitted by law, or limit or affect the right of the Registered Holder to bring any action or proceeding against the Company or any of its property in the courts of any other jurisdiction. The Company hereby consents to the jurisdiction of the federal courts whose districts encompass any part of the City of Seattle or the state courts of the State of Washington sitting in the City of Seattle in connection with any dispute arising under this Note, and hereby waives, to the maximum extent permitted by law, any objection, including any objections based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

      17. REIMBURSEMENT OF FEES. The Company shall pay or reimburse the legal fees and expenses of Perkins Coie LLP and the accounting fees and expenses of Moss Adams which are incurred by the Registered Holder in connection with the negotiation and delivery of this Note and the documents to be executed and delivered in accordance herewith and with the consummation of the SW Transaction.

      18. OBSERVER RIGHTS. As long as Colton Melby or any Permitted Transferee holds rights to acquire (pursuant to the Warrant) or owns more than five percent (5%) of the outstanding Company Common Stock (on a fully diluted basis), the Company shall invite Colton Melby or his representative to attend all meetings of the Boards of Directors of the Company and the Subsidiary in a nonvoting observer capacity, and shall provide such observer copies of all notices, minutes, consents and all other materials that it provides to its directors, provided (a) that such observer shall first execute a commercially reasonable Confidentiality Agreement with respect thereto and (b) that the foregoing observer rights shall not apply with respect to the Company if Colton Melby or his representative is a member of its Board of Directors and shall not apply to the Subsidiary if Colton Melby is a member of its Board of Directors.

      19. WRITTEN CONSENT OF COLTON MELBY NOT NECESSARY UNDER CERTAIN CIRCUMSTANCES. Notwithstanding anything else contained herein to the contrary, the prior written consent of Colton Melby shall not be required with respect to the matters described in Sections 6 and 7 of this Note if, after the Company gives Colton Melby written notice of the proposed matter (which notice shall summarize the proposed transaction), ten (10) business days elapse without the Company receiving a written notice from Colton Melby stating that he is withholding such consent.

       20. PAYEE DEFINED. The term "payee" as used herein shall be deemed to include the payee and its successors, endorsees and assigns.

       21. WAIVER OF PRESENTMENT, ETC. The Company hereby waives presentment, demand for payment, protest, notice of protest and notice of non-payment hereof.

       22. CONSTRUCTION. The terms of this Note constitute the written expression of the mutual agreement of the parties and shall be construed neutrally and not for or against either party. Whenever a noun or pronoun is used in this Note in the singular and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa. The term "person" shall include any individual, entity, trust or association. The headings in this Note are inserted for convenience; the provisions of this Note shall control in determining the intent hereof.

       23. HOLIDAYS. If this Note or any installment hereof becomes due and payable on a Saturday, Sunday or public holiday under the laws of the State of Arizona, the due date hereof shall be extended to the next succeeding business day and interest shall be payable at the Interest Rate during such extension. All payments received by the Registered Holder shall be applied first to the payment of all accrued interest payable hereunder.

       24. NOTICES. Except as otherwise expressly provided for herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party at its address or facsimile number set forth below, or such other address or facsimile number as such party may hereinafter specify for the purpose (in the case of the Company, by notice in accordance herewith to the Registered Holder or, in the case of the Registered Holder, by notice in accordance herewith to the Company). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this SECTION 24 or, (ii) if given by mail, 48 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or, (iii) if given by any other means, when delivered at the address specified in this SECTION 24. Notices shall be addressed as follows:

      If to the Company:
      Saf-T-Hammer Corporation
      14500 N. Northsight Boulevard, Suite 221
      Scottsdale, AZ 85260
      Attn: Robert Scott, President
      Facsimile No.: (480) 949-9747

      With a copy to:
      Stephen R. Boatwright, Esq.
      Gammage & Burnham, PLC
      2 N. Central Ave., 18th floor
      Phoenix, AZ 85004-2322
      Facsimile No.: (602) 256-4475

      If to the Registered Holder:
      Colton Melby
      20400 92nd Ave. S
      Kent, WA 98031

      With a copy to:
      Gail Runnfeldt, Esq.
      Perkins Coie LLP
      1201 Third Ave, Suite 4800

      Seattle, WA 98101
      Facsimile No.: (206) 583-8500


      If a notice or communication is delivered in the manner provided above, it is duly given, whether or not the addressee receives it.

      IN WITNESS WHEREOF, the parties have caused this Promissory Note & Loan Agreement to be effective as of the date first written above.

      Oral agreements or oral commitments to loan money, extend credit, or to forbear from enforcing repayment of debt are not enforceable under Washington law.

                                       SAF-T-HAMMER CORPORATION, a
                                       Nevada
                                       corporation


                                       By: ___________________________________
                                       Name: _________________________________
                                       Title: ________________________________

Agreed to and accepted by:



By: __________________________
    Colton Melby